FOR IMMEDIATE RELEASE

For Further Information: J. Marcus Scrudder Chief Financial Officer (972) 393-3800, ext. 166 investorrelations@craftmade.com	Hala Aly Halliburton Investor Relations (972) 458-8000 hala@halliburtonir.com
Craftmade International Announces Sales and Earnings Results
For Its Fiscal 2006 First Quarter
Net Income Increases 23.9% Over First Quarter 2005
COPPELL, TEXAS, November 8, 2005 – Craftmade International, Inc. (Nasdaq: CRFT) today reported that net income increased $334,000, or 23.9%, to $1,732,000 for its fiscal 2006 first quarter ended September 30, 2005, compared to net income of $1,398,000 for the same period in the previous year. On a fully diluted basis, net income per share increased 22.2% to $0.33 for the 2006 first quarter, compared to earnings per share of $0.27 for the corresponding year-ago period. Fully diluted shares outstanding for the three month period were 5,200,000 compared to 5,084,000 for the same period last year.
Consolidated net sales for the Company increased $1,444,000, or 5.0%, to $30,469,000 for the quarter ended September 30, 2005, compared to $29,025,000 for the same period last year. The increase in sales was due to increased sales in the Craftmade segment partially offset by a decline in sales in the TSI segment.
Net sales from the Craftmade segment increased $1,911,000, or 13.1%, to $16,511,000 for the quarter ended September 30, 2005, from $14,600,000 for the same quarterly period last year. The increase resulted from $2,014,000 of incremental net sales from the acquisition of Teiber. The remaining $103,000 decrease in sales of the Craftmade segment resulted from a general decline across product lines.
“We are pleased to report strong first quarter results,” commented James R. Ridings, Chairman and Chief Executive officer of Craftmade. “Our overall performance was led by our Craftmade segment, which benefited from strong top-line growth from the Teiber product offering. While the TSI segment experienced the majority of its decline from its 50%-owned subsidiary, Design Trends, we continue to develop new product introductions to service the mass retail distribution channel.
“Based on sales results from fiscal 2005, we believe that net sales from the Craftmade segment, excluding results from the Teiber acquisition, will improve in fiscal 2006 as newly introduced products become available, assuming continued strength in the housing sector and the overall U.S. economy. Management believes that the Teiber acquisition will continue to provide incremental growth opportunities throughout fiscal 2006.”

Press Release
Craftmade International, Inc.
November 8, 2005

Net sales of the TSI segment declined $467,000, or 3.2%, to $13,958,000 for the quarter ended September 30, 2005, from $14,425,000 for the same period last year. The net decrease in sales of Trade Source primarily resulted from a decrease in sales of the mix-and-match fan program to Wal-Mart and promotional indoor lighting products. Additionally, the decline in Design Trends’ net sales was primarily due to the previously disclosed loss of four regional distribution centers, from its largest retail customer, which serve approximately 383 stores. Additional details of this event are provided in the Company’s 10-K for the year ended June 30, 2005 as filed with the SEC on September 20, 2005, and the Company’s 8-K filing dated April 25, 2005.
The increase in net sales of PHI primarily resulted from the annual reset of the fan accessory and lamp replacement parts business to Lowe’s.
Gross profit of the Company as a percentage of net sales decreased to 28.7% for the quarter ended September 30, 2005, compared to 29.4% for the same prior-year quarter. Gross profit as a percentage of net sales of the Craftmade segment decreased 3.1% to 35.5% for the quarter ended September 30, 2005, compared to 38.6% in the same prior year quarter. The decline in the gross margin of the Craftmade segment was primarily the result of increased product costs due to a weaker U.S. dollar compared to the Taiwan dollar. The Company anticipates that margins for the Craftmade division will stabilize in the second quarter of fiscal 2006 due to a decrease in cost from a strengthening of the U.S. dollar compared to the Taiwan dollar and from establishing relationships with manufacturers in other countries with a more favorable exchange rate.
The gross profit of the TSI segment increased to 20.7% of sales for the quarter ended September 30, 2005, compared to 20.0% of sales in the prior year. The net increase in gross margin for the TSI segment results from changes in mix of (i) vendor program accruals as a percentage of gross sales, (ii) sales mix, and (iii) changes in composition of shipment’s origins. Orders shipped directly from the source are typically at lower margins. Orders shipped domestically from the Company’s warehouse are typically at higher margins to offset the costs associated with storage and handling of products.
For fiscal 2006, gross profit as a percentage of sales of the TSI segment is expected to remain consistent with the quarter ended September 30, 2005 provided a similar sales mix, customer concentration and level of vendor program commitments.
Total selling, general and administrative (“SG&A”) expenses of the Company decreased $511,000 to $4,898,000, or 16.1%, of net sales for the quarter ended September 30, 2005 from $5,409,000, or 18.6%, of net sales for the prior quarterly period. Total SG&A expense of the Craftmade segment decreased $456,000 to $3,331,000, or 20.2%, of sales compared to $3,787,000, or 25.9%, of sales for the same three-month period in the previous year.
Accounting, legal and consulting fees in the quarter ended September 30, 2005 decreased, primarily due to higher costs incurred in the same period in the prior quarter to (i) address internal controls issues, (ii) evaluate the proper interpretation of FIN 46 with respect to the Company’s 50% owned subsidiaries and (iii) an increase in cost to comply with Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, the increase in salaries and wages was impacted by higher

Press Release
Craftmade International, Inc.
November 8, 2005

salaries due to adjustments of current employees to remain competitive with market conditions as well as the addition of seven Teiber employees, and additional accounting and IT staff. The decrease in other costs primarily resulted from lower advertising and health insurance costs.
Total SG&A expenses of the TSI segment decreased $55,000 to $1,567,000, or 11.2%, of sales for the quarter ended September 30, 2005 from $1,622,000, or 11.2%, of sales for the same period in the previous year.
“Based on current market conditions, future SG&A expenses as a percentage of sales, excluding accounting, legal and consulting fees related to compliance with Section 404, will be relatively consistent with results generated in fiscal year 2005,” commented Mr. Ridings. “We believe that accounting, legal and consulting costs, including costs to comply with Section 404, will be reduced by approximately 35% to 50% of such costs in fiscal year 2005.
“The long-term outlook for the Company remains positive,” continued Mr. Ridings. “Our growth strategy is proving successful as we continue to focus on developing product for our showroom customers and our wholly owned subsidiaries that service the mass retail distribution channel. We remain committed to creating long-term growth and increasing shareholder value through continuous internal improvements, new product introductions, selective acquisitions and disposition of assets, a focus on cash flow, and retention of outstanding people. We believe fully diluted earnings per share will be 30%-35% higher than in fiscal 2005.”
A conference call to discuss the company’s first quarter fiscal 2006 results is scheduled for Wednesday, November 9, at 10:00 a.m. Central Time. To participate in this call, dial (866) 710-0179 and refer to confirmation code 179165. A replay of the conference call will be available two hours after completion of the call through November 16, 2005, and can be accessed by dialing (877)-919-4059. A webcast of the conference call can also be accessed by visiting the company’s Web site at www.craftmade.com.
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.

Press Release
Craftmade International, Inc.
November 8, 2005

Craftmade International, Inc.
Summary Statements of Income
(In thousands except per share data)
(Unaudited)

	FOR THE THREE MONTHS ENDED
	September 30,	September 30,
	2005	2004
Net sales	$30,469	$29,025
Cost of goods sold	21,723	20,505

Gross profit	8,746	8,520

Selling, general and administrative expenses	4,898	5,409
Interest expense, net	304	230
Depreciation and amortization	158	147

Total expenses	5,360	5,786

Income before income taxes and minority interests	3,386	2,734
Minority interests	734	566

Income before income taxes	2,652	2,168
Income taxes	920	770

Net income	$1,732	$1,398

Basic earnings per common share	$0.33	$0.27

Diluted earnings per common share	$0.33	$0.27

Cash dividends declared per common share	$0.12	$0.10